Exhibit 2.1



                            STOCK PURCHASE AGREEMENT



                                     between



                           WATSON GENERAL CORPORATION

                                    as Buyer



                                       and



                          NDE ENVIRONMENTAL CORPORATION

                                    as Seller





                            Dated as of May 22, 1997


                                TABLE OF CONTENTS
                                                                                       Page

ARTICLE I        Definitions..............................................................1

ARTICLE II       Purchase and Sale........................................................5
                 Section 2.1      The Sale................................................5
                 Section 2.2      Purchase Price..........................................5
                 Section 2.3      Note and Subsidiary Guarantees..........................5
                 Section 2.4      Post Closing Adjustment.................................6
                 Section 2.5      Transactions Prior to Closing...........................8

ARTICLE III      Closing..................................................................9

ARTICLE IV       Representations and Warranties of Seller................................10
                 Section 4.1      Organization and Good Standing of the Company..........10
                 Section 4.2      Corporate Records......................................10
                 Section 4.3      Authorization..........................................11
                 Section 4.4      Non-Contravention......................................11
                 Section 4.5      Validity...............................................11
                 Section 4.6      Broker Involvement.....................................12
                 Section 4.7      Litigation.............................................12
                 Section 4.8      Title to Shares........................................12
                 Section 4.9      Contracts and Commitments..............................12
                 Section 4.10     Taxes..................................................13
                 Section 4.11     Title to Properties....................................15
                 Section 4.12     Trademarks, Trade Names and Intellectual Property......15
                 Section 4.13     Financial Records; Budget..............................16
                 Section 4.14     Condition of Assets and Inventory......................16
                 Section 4.15     Liabilities............................................16
                 Section 4.16     Employees and Related Matters..........................17
                 Section 4.17     No Material Change.....................................17
                 Section 4.18     Compliance With Law....................................18
                 Section 4.19     Tangible Personal Property.............................18
                 Section 4.20     Insurance..............................................18
                 Section 4.21     Government Licenses, Permits and Related Approvals.....18
                 Section 4.22     Distributed Products...................................18
                 Section 4.23     Safety Reports.........................................19
                 Section 4.24     Transactions with Certain Persons......................19
                 Section 4.25     Accounts Receivable....................................20
                 Section 4.26     Studies, Etc...........................................20
                 Section 4.27     Disclosure.............................................20
                 Section 4.28     Employee Benefits......................................21
                 Section 4.29     Environmental Matters..................................24
                 Section 4.30     Knowledge of Seller....................................25
                 Section 4.31     Conduct of the Business.  .............................25

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




ARTICLE V        Representations and Warranties of Buyer.................................27
                 Section 5.1      Corporate Status and Good Standing.....................27
                 Section 5.2      Authorization..........................................27
                 Section 5.3      Non-Contravention......................................28
                 Section 5.4      Validity...............................................28
                 Section 5.5      Broker Involvement.....................................29
                 Section 5.6      Litigation.............................................29
                 Section 5.7      Investment Intention...................................29
                 Section 5.8      Disclosure of Information..............................29
                 Section 5.9      Financial Condition....................................30
                 Section 5.10     Restricted Securities..................................30

ARTICLE VI       Additional Agreements and Covenants.....................................30
                 Section 6.1      Other Offers...........................................30
                 Section 6.2      Public Announcements...................................31
                 Section 6.3      Further Assurances.....................................31
                 Section 6.4      Covenant Against Competition...........................32
                 Section 6.5      Governmental Filings...................................35
                 Section 6.6      Access to Information..................................35
                 Section 6.7      Use of Name............................................35
                 Section 6.8      Other Action...........................................36
                 Section 6.9      Employee Benefit Matters...............................36
                 Section 6.10     Cooperation with Financings and Financial Reporting . .36
                 Section 6.11     Consents...............................................36
                 Section 6.12     Tax Certificate........................................37
                 Section 6.13     Certain Tax Elections..................................37
                 Section 6.14     Liability for Taxes....................................38
                 Section 6.15     Cooperation and Exchange of Information................40
                 Section 6.16     Conflict...............................................40
                 Section 6.17     Insurance..............................................41

ARTICLE VII      Extent and Survival of Representations, Warranties,
                    Covenants and Agreements; Indemnification............................41
                 Section 7.1      Indemnification of Buyer...............................41
                 Section 7.2      Indemnification of Seller..............................43
                 Section 7.3      Survival...............................................44
                 Section 7.4      Indemnification Procedures.............................45
                 Section 7.5      Indemnification Procedures for Prior Period Claims. ...48
                 Section 7.6      Arbitration of Disputes................................50
                 Section 7.7      General................................................50

ARTICLE VIII     Conditions to Closing...................................................51
                 Section 8.1      Conditions Precedent to Obligations of Buyer...........51
                 Section 8.2      Conditions Precedent to Obligations of Seller..........52

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




ARTICLE IX       Actions to be Taken at Closing..........................................53
                 Section 9.1      Actions to be Taken by Seller at the Closing...........53
                 Section 9.2      Actions to be Taken by Buyer at the Closing............54

ARTICLE X        General Provisions......................................................55
                 Section 10.1     Termination............................................55
                 Section 10.2     Confidentiality; Publicity; Books and Records..........56
                 Section 10.3     Expenses...............................................58
                 Section 10.4     Entire Agreement.......................................58
                 Section 10.5     Waivers and Consents...................................58
                 Section 10.6     Notices................................................58
                 Section 10.7     Successors and Assigns.................................59
                 Section 10.8     Performance............................................59
                 Section 10.9     Choice of Law; Section Headings; Table of Contents.....59
                 Section 10.10    Counterparts...........................................59
                 Section 10.11    Jurisdiction and Venue.................................60
                 Section 10.12    Severability...........................................60
                 Section 10.13    Assignment.............................................60


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SCHEDULES

Schedule 4.1     Foreign Qualifications
Schedule 4.4     Seller Non-Contravention
Schedule 4.7     Seller Litigation
Schedule 4.9     Contracts and Commitments
Schedule 4.10    Taxes
Schedule 4.11    Title to Properties
Schedule 4.12    Trademarks, Trade Names and Intellectual Property
Schedule 4.13    Financial Statements
Schedule 4.15    Liabilities
Schedule 4.16    Employees
Schedule 4.19    Tangible Personal Property
Schedule 4.20    Insurance Policies
Schedule 4.21    Permits
Schedule 4.22    Distributed Products
Schedule 4.23    Safety Reports
Schedule 4.24    Transactions with Certain Persons
Schedule 4.26    Studies
Schedule 4.28    Employee Benefit Plans
Schedule 4.29    Environmental Matters
Schedule 4.31    Changes to Employee Benefits
Schedule 5.3     Buyer Non-Contravention
Schedule 5.9     Financial Condition
Schedule 6.4     Noncompetition



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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 22, 1997, is entered into by and between Watson General Corporation, a California corporation ("Buyer"), and NDE Environmental Corporation, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller owns all of the outstanding capital stock consisting of 1,000 shares of common stock represented by share certificate no. 3 in the name of Seller (the "Shares") of USTMAN Industries, Inc. ("USTMAN"), a Delaware corporation with its principal place of business at 12265 W. Bayaud Ave., Lakewood, CO 80225; and

     WHEREAS, Buyer desires to acquire the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

     The terms set forth below in this Article I shall have the meanings ascribed to them below:

     Affiliate: with respect to any person, means any person that directly or indirectly controls, is controlled by or is under common control with such person.

     Applicable Law: means any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, guidelines, ordinances, licenses, Permits or judicial or administrative decisions of any country, or any political subdivision, agency, commission, official or court thereof having jurisdiction over Seller or USTMAN.

     best efforts: means a party's efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

     Business: means all of the business and operations conducted by USTMAN.

     Code: means the United States Internal Revenue Code of 1986, as amended, or any amending or superseding Tax laws of the United States.

     Environmental Law: means any applicable law (including common law) regulating or prohibiting Releases into any part of the workplace or the environment, or pertaining to the protection or improvement of natural resources

                                       -6-


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or  wildlife,  the   environment  or  public  and  employee  health  and  safety
including,  without  limitation,  the  Comprehensive   Environmental   Response,
Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented.

     Excluded Assets: shall mean (a) all cash and cash equivalents of USTMAN at Closing and (b) amounts owed to USTMAN by other Affiliates of Seller at Closing.

     Forms 8023-A: means IRS Form 8023-A (including the required schedules thereto) and any other form required to be filed with any jurisdiction so that such jurisdiction will recognize the Section 338(h)(10) Election.

     Hazardous Material: means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in any jurisdiction in which Seller or USTMAN conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," "toxic substance," "source material," "special nuclear material," "byproduct material," "high- level radioactive waste," "low-level radioactive waste" or "spent nuclear material" under any provision of Environmental Law.

     IRS: means the United States Internal Revenue Service.

     Lien: means any lien, pledge, claim, charge, security interest, mortgage or other encumbrance, option or other rights of any third person of any nature whatsoever.

     Permit: means any and all federal, national, state, regional, local, municipal or foreign licenses, permits, variances, waivers, riders, registrations or any other governmental authorizations or approvals necessary or appropriate for USTMAN to conduct its Business.

     person:  means any  individual,  firm,  corporation,  partnership,  limited
liability   company,   joint   venture,   association,   trust,   unincorporated
organization, government or agency or subdivision thereof or any other entity.

     Regulation: means a United States Department of Treasury regulation issued with respect to the Code.


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     Release: means any release, spill, effluent,  emission,  leaking,  pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property currently or formerly owned, operated or leased by Seller or USTMAN.

     Remedial Action: means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.

     Section 338(h)(10) Election: shall have the meaning set forth at Section 6.13.

     Taxes: means all United States federal, state, county and local, foreign and all other taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, real and personal property, windfall profits, gains, capital stock, production, business and occupation, disability, custom duties or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

     Tax Certificate: shall have the meaning set forth at Section 6.12.

     Tax Returns: means all United States federal, local and state and all foreign returns, declarations, reports, estimates, information returns, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

                                   ARTICLE II
                                Purchase and Sale

     Section 2.1 The Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, as defined below under Article III, Seller will sell, assign, transfer and deliver the Shares to Buyer (together with a stock power or powers executed in blank), and Buyer will purchase and acquire the Shares from Seller.

     Section 2.2 Purchase Price. The purchase price for all the Shares (the "Purchase Price") shall be $5,750,000. The Purchase Price shall be subject to adjustment only pursuant to Section 2.4. The Purchase Price shall be paid by Buyer at Closing by (i) wire transfer of $5,250,000 in immediately available funds to an account or accounts designated in writing by Seller at Closing and
(ii) delivery of the Purchase Note to Seller as defined in Section 2.3.

                                       -8-


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     Section 2.3 Note and  Subsidiary  Guarantees.  At the Closing,  Buyer shall deliver to Seller an unsecured senior note validly executed by Buyer in substantially the form attached hereto as Exhibit A (the "Purchase Note"). The Purchase Note shall be in the aggregate principal amount of $500,000 and shall bear interest at a rate of 8.5% per annum. Accrued interest on the outstanding principal balance of the Purchase Note shall be payable quarterly on September 1, 1997, December 1, 1997 and March 1, 1998. The unpaid principal balance of, and all accrued and unpaid interest on, the Purchase Note shall be due and payable in full on June 1, 1998. Immediately following the Closing, Buyer shall cause USTMAN, Watson Systems, Inc., a Missouri corporation and a wholly-owned subsidiary of Buyer, and EnvirAlert, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer, to each execute the guaranty (the "Subsidiary Guaranty") of Buyer's obligations under the Purchase Note in substantially the form attached hereto as Exhibit B. Seller hereby recognizes and acknowledges that, in connection with the transactions described herein, Buyer has obtained certain acquisition financing and that such financing may be secured by some or all of the assets of Buyer and its subsidiaries at or after Closing.

     Section 2.4 Post Closing Adjustment.

          (a) Within 60 calendar days following the Closing, Buyer shall prepare and deliver to Seller a balance sheet (the "Balance Sheet") of USTMAN as of the Closing Date, as defined below under Article III (prior to the effects of the transactions occurring at the Closing) and a statement (the "Statement"), reflecting the calculation of the adjustment, if any, to the Purchase Price pursuant to Section 2.4(b). The Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied in the United States and the financial reporting policies and procedures utilized by Seller prior to the Closing ("GAAP"). Seller shall have a period of 30 calendar days after delivery of the Balance Sheet and the Statement to review such documents and make any objections it may have in writing to Buyer. If written objections are delivered to Buyer by Seller within such 30-day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by Seller within such 30-day period, then the Balance Sheet and the Statement shall be final and binding on the parties hereto. If disputes with respect to the Balance Sheet or the Statement cannot be resolved by Buyer and Seller within 30 calendar days after the delivery of the objections thereto, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to Arthur Andersen & Co. or such other independent accounting firm as may be approved by Seller and Buyer (the "Auditors"), which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Buyer.

          (b) The Purchase Price shall be adjusted to reflect the difference, if any, between the working capital balance of USTMAN as of the opening of business on the date of Closing after taking into account the transactions set forth in Section 2.5 (the "Closing Balance") and $424,271 (representing the working capital balance of USTMAN as of December 31, 1996); provided that for purposes of this Section 2.4, working capital balance shall mean the difference between (i) current assets (excluding cash and cash equivalents) and

               (ii) current liabilities (excluding income tax payable and amounts due Seth Hunt) each as determined in accordance with GAAP. To the extent the Closing Balance is greater than $424,271, the Purchase Price shall be adjusted upward by an amount equal to the difference; and to the extent the Closing Balance is less than $424,271, the Purchase Price shall be adjusted downward by an amount equal to the difference. If the adjustment to Purchase Price is upward, then within five days following the final determination thereof, Buyer shall pay Seller by wire transfer in immediately available funds to the account or accounts designated by Seller the amount by which the Purchase Price is adjusted upward. If the aggregate adjustment to Purchase Price is downward, then within five days following the final determination thereof, Seller shall pay Buyer by wire transfer in immediately available funds to the account or accounts designated by Buyer the amount by which the Purchase Price is adjusted downward. Any amount otherwise payable as a result of an adjustment to the Purchase Price pursuant to this Section 2.4 may not be offset against any other obligation (whether such obligation results from the indemnification provisions set forth in Article VII hereof, the Purchase Note, the Subsidiary Guaranty, or otherwise), but shall be paid promptly.

     Section 2.5 Transactions Prior to Closing.

          (a) At or prior to the Closing, Seller shall cause USTMAN to transfer to Seller all cash and cash equivalents of USTMAN measured as of the close of business on the day immediately prior to the date of Closing. In the event that within 60 calendar days following the Closing either party determines that the amount of such transfer, at the time made, was not equal to the cash and cash equivalents of USTMAN immediately prior to Closing, either party shall remit the difference to the other, as appropriate. If a dispute with respect to the amount of such transfer cannot be resolved by Buyer and Seller within 30 calendar days after notice, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to the Auditors, which firm shall render its opinion as to such matters, which determination shall be final and binding on the parties. The fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Buyer. The payment of any amounts following Closing pursuant to this Section 2.5(a) shall not be subject to any set off rights of either party. Buyer hereby recognizes and acknowledges that such transfer shall not affect the Purchase Price, the Initial Balance, the calculation of the Closing Balance or the calculation of the Purchase Price adjustment provided for pursuant to Section 2.4.

          (b) Prior to Closing, Seller shall eliminate or cause its Affiliates to eliminate all intercompany account balances between Seller and its Affiliates, on one hand, and USTMAN on the other.

          (c) At or prior to Closing, Seller shall execute assumption agreements reasonably acceptable to Buyer assuming from USTMAN any and all income Taxes for the period through the Closing Date.




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



                                   ARTICLE III
                                     Closing

     The closing of the transactions contemplated hereby (the "Closing") shall take place at such time and at such date as are mutually agreed to by Buyer and Seller at the offices of Baker & Botts, L.L.P., Houston, Texas, or New York, New York but in no event later than May 22, 1997 except as otherwise agreed by Seller. The date on which the Closing is held is referred to in this Agreement as the "Closing Date".


                                   ARTICLE IV
                    Representations and Warranties of Seller

     Buyer and Seller acknowledge and agree that Seller has owned the Shares only since the closing (the "October Closing") on October 25, 1996, of the acquisition thereof pursuant to the Stock Purchase Agreement dated October 7, 1996 (the "October Agreement"), between Seller and Tanknology Environmental, Inc. ("TEI"). Notwithstanding the foregoing, Seller represents and warrants to Buyer the following:

     Section 4.1 Organization and Good Standing of the Company. Each of Seller and USTMAN is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it and to carry on its business as now conducted. USTMAN is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its business requires such qualification and where the failure to do so would have a material adverse effect on USTMAN. Schedule 4.1 is a complete list of all jurisdictions in which USTMAN is currently licensed or qualified to transact business as a foreign entity.

     Section 4.2 Corporate Records. Copies of the certificate of incorporation and by-laws of USTMAN have been delivered to Buyer and are complete and correct as of the date hereof. The minute book and stock book of USTMAN have been exhibited to Buyer, and each is a complete and accurate record of the material corporate actions of the stockholders and directors (and any committees thereof) of USTMAN through the date hereof and all issuances, cancellations and transfers of the capital stock thereof.

     Section 4.3 Authorization. Seller has full corporate power and authority under its certificate or articles of incorporation and by-laws, and all necessary corporate action has been taken to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

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



     Section 4.4 Non-Contravention. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any Applicable Law, the charter or by-laws of Seller or USTMAN or any provision of any agreement or instrument to which Seller or USTMAN is a party or result in the creation of any Lien upon the capital stock, properties or assets of USTMAN. Except as set forth in Schedule 4.4, no consent, approval, exemption, authorization or other action of, or notice to or filing with, any third party, court or administrative or other governmental or regulatory body is required by Seller or USTMAN to execute, deliver or perform this Agreement and to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof.

     Section 4.5 Validity. There are no pending or threatened judicial or administration actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Seller in connection with this Agreement.

     Section 4.6 Broker Involvement. Neither Seller nor USTMAN has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 4.7 Litigation. Except as set forth in Schedule 4.7, there is no investigation, claim or proceeding or litigation of any type pending or threatened involving Seller or USTMAN or that would have an adverse effect on USTMAN, and Seller is unaware after reasonable investigation of any judgment, order, writ, injunction or decree of any court, government, governmental agency or arbitral tribunal against or involving Seller or USTMAN or that would have an adverse effect on USTMAN or Buyer.

     Section 4.8 Title to Shares. All of the outstanding Shares were duly authorized for issuance and are validly issued, fully paid and nonassessable, and none of such Shares are held in treasury. Seller owns, or will own prior to Closing, the Shares beneficially and of record, free and clear of all Liens, and such Shares are not, or will not be prior to Closing, subject to any agreements or understandings with respect to the voting or transfer of any of the Shares. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, Seller to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in USTMAN. Seller has the requisite legal right to sell, assign and transfer the Shares owned by it to Buyer and will, upon delivery of a certificate or certificates representing such Shares to Buyer pursuant to the terms hereof, transfer to Buyer title to such Shares, free and clear of any Liens.

     Section 4.9 Contracts and Commitments. Schedule 4.9 lists all agreements, leases, commitments, contracts, undertakings or understandings, oral or written, to which USTMAN is a party as of the date of execution of this Agreement, including but not limited to trademark, trade name or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements, that are either material to USTMAN or involve consideration with a value of $50,000 or more. USTMAN is not in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed (without regard to the date thereof) in Schedule 4.9 (collectively, the "Agreements"). Each Agreement is a valid, binding and enforceable agreement of USTMAN and, to the knowledge of Seller after reasonable investigation, the other parties thereto, enforceable except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. There has not occurred any breach or default under any Agreement on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Agreement. There is no dispute between the parties to any Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Agreement. USTMAN is not a party to any covenant or obligation of any nature limiting the freedom of USTMAN to compete in any line of business after the Closing. No notice has been given under any lease to extend the term hereof beyond its current term.

     Section 4.10 Taxes.

          (a) USTMAN and any affiliated, combined or unitary group of which USTMAN is or was a member has (i) timely (taking into account any extensions) filed all Tax Returns required to be filed or sent by or with respect to it in respect of any Taxes, (ii) timely paid all Taxes (including estimated Taxes) that are due and payable for which USTMAN may be liable, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of USTMAN through the Closing Date and (iv) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper taxing and other governmental authorities all amounts required to be so withheld and paid over, based on the manner in which USTMAN has classified its employees under the Fair Labor Standards Act and Department of Transportation regulations.

          (b) Schedule 4.10 sets forth any affiliated, consolidated, combined, unitary or similar group Tax Return in which USTMAN is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations have been paid, fully settled or adequately provided for in accordance with GAAP as reflected in Seller's most recent audited financial statements. No Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which USTMAN would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against USTMAN by any taxing authority with respect to any period.

          (c) USTMAN has not executed or entered into with the IRS or any other taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Tax for which USTMAN would be liable or (ii) a closing agreement pursuant to
     Section 7121 of the Code that relates to the assets or operations of USTMAN other than the items noted on Schedule 4.10. There are no Tax liens upon any assets of USTMAN.

          (d) USTMAN has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by USTMAN.

          (e) USTMAN is not a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

     Section 4.11 Title to Properties. Except as set forth in Schedule 4.11 hereto, USTMAN has good and indefeasible title to all of its assets, free and clear of all Liens.

     Section 4.12 Trademarks,  Trade Names and Intellectual  Property.  Schedule
4.12 contains an accurate and complete list of (a) all patents, pending patent applications and invention memoranda owned by USTMAN or relating to the Business of USTMAN, (b) all registered United States and foreign trademarks, trade names and logos owned or used by USTMAN and all registrations thereof and (c) all unregistered United States and foreign trademarks, trade names and logos used by USTMAN. USTMAN has the right to use all trademarks, trade names, logos, patents, pending patent applications and invention memoranda referred to herein. Except as expressly set forth in Schedule 4.7 hereto, there is no pending or threatened action or claim that would impair any such right. Except as set forth in
Schedule 4.12 hereto, USTMAN is the sole and exclusive owner of, with all right, title and interest in and to, each item described in Schedule 4.12 and has sole and exclusive rights to the use thereof or the material covered thereby.

     Section 4.13 Financial Records; Budget. The unaudited financial statements of USTMAN as of and for the year ended December 31, 1996 as set forth on
Schedule 4.13 (the "Financial Statements") are each accurate, complete, true and correct in all material respects, were prepared in accordance with GAAP (except as set forth therein), and fairly present in all material respects the financial condition and results of operations of USTMAN.

     Section 4.14 Condition of Assets and Inventory. All the assets of USTMAN are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the owner thereof, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. All items of inventory of USTMAN are merchantable or (in the case of raw materials, supplies and work in process) suitable and useable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at mark-ups consistent with past practice, none of such items is below standard quality, obsolete or obsolescent, and each item is reflected in the Financial Statements on the basis of a physical count and is valued at the lower of cost or market in accordance with GAAP (including any required reduction for impaired value or slow-moving inventory). Such inventory includes a sufficient but not an excess quantity of each type of such inventory to meet the normal requirements of USTMAN.

     Section 4.15 Liabilities. Except as set forth in Schedule 4.15 or in the financial statements and notes thereto referred to in Section 4.13, there is no existing, contingent or, to Seller's knowledge after reasonable investigation, material threatened liability, obligation, lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against USTMAN.

     Section 4.16 Employees and Related Matters.

          (a) Set forth on Schedule 4.16 is a complete list of all employees of USTMAN, listing the title or position held, base salary, any commissions or other compensation paid or payable in 1996 as reflected on such Schedule, all employee benefits received by such employees and any other terms of any oral or written agreement between any such employee and USTMAN. Seller has heretofore delivered to Buyer true and correct copies of each management or employment contract or contract for personal services and a complete description of any other understanding or commitment between USTMAN (or Seller on behalf of USTMAN) and any officer, consultant, director, employee, independent contractor or other person or entity.

          (b) USTMAN is not a party to any collective bargaining agreement or labor contract.

          (c) Based on the assumption that Buyer intends to retain all of the current employees of USTMAN, USTMAN has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") through the Closing Date, to the extent it is subject to such act, and Buyer shall not have any disclosure or announcement obligations under the WARN Act as a result of the transaction contemplated by this Agreement.

     Section 4.17 No Material Change. There has been no material adverse change in the business, results of operations, assets or financial position of USTMAN from December 31, 1996 to and including the Closing Date, and no event has occurred which could be expected to lead to or cause such a material adverse change.

     Section 4.18 Compliance With Law. USTMAN is not in violation of any provision of Applicable Law, including any Environmental Law, and USTMAN has not received any notice of any alleged violation of such Applicable Law, which in either case would result in a material adverse effect on USTMAN.

     Section 4.19 Tangible Personal Property. Except for the Excluded Assets, all of the fixtures, machinery and equipment reflected in the Financial Statements and/or used in connection with the Business of USTMAN are in the possession and under the operating control of USTMAN ("Tangible Personal Property"). Except as set forth in Schedule 4.19 hereto, no item of Tangible Personal Property requires repairs in excess of $2,500 to be in good, serviceable condition and fit for the particular purpose for which it is currently used, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

     Section 4.20 Insurance. Schedule 4.20 contains a list of all insurance policies of Seller or USTMAN or relating to the conduct of the Business and the status of prepayments. Seller has heretofore delivered to Buyer a copy of all such policies. Such policies are in full force and effect, and Seller and USTMAN are not in default under any of them.

     Section 4.21 Government Licenses,  Permits and Related Approvals.  Schedule
4.21 sets forth a list of all Permits required for the conduct of Business by USTMAN, all of which are in full force and effect and are not being violated in any manner which would have a material adverse effect on USTMAN.

     Section 4.22 Distributed Products. Schedule 4.22 sets forth a complete listing of all products (a) distributed by USTMAN (and the manufacturer thereof and the person, if different, for whom USTMAN distributes such product) or (b) manufactured or sold by USTMAN and distributed by others (and the name of such distributor). Such Schedule also sets forth the terms of each such distribution arrangement. USTMAN has full right to distribute all products referred to in clause (a) of this Section.

     Section 4.23 Safety Reports. Schedule 4.23 sets forth a complete listing of all insurance loss runs, worker's compensation reports and claims, safety citations and reports, OSHA reports and all documents respecting USTMAN and relating to any of the foregoing since July 1, 1993.

     Section  4.24  Transactions  with Certain  Persons.  Except as set forth in
Schedule 4.24, since October 25, 1996, USTMAN has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of USTMAN), in the ordinary course of business or otherwise, with a value of or in a transaction or series of transactions with a value of $60,000 or more, (a) any officer, director or shareholder of Seller or any Affiliate thereof other than USTMAN or (b) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or any shareholder thereof. Except as set forth in Schedule 4.24, USTMAN does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business not in excess of $1,000 in the aggregate), and none of such persons owes any amount to USTMAN.

     Section 4.25 Accounts Receivable. All the accounts receivable of USTMAN are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, are owned free and clear and not subject to any Lien, and are current and collectible net of any reserves shown on the Financial Statements as of December 31, 1996 (which reserves are adequate and were calculated consistently with past practice).

     Section 4.26 Studies, Etc. Schedule 4.26 sets forth a complete list of all studies, reports, plans, analyses or similar documents of a material nature (whether prepared by employees of Seller or USTMAN or others) in the possession or control of Seller or USTMAN thereof relating to safety, the environment, Hazardous Material, intellectual property, markets, competitors, strategic planning, product liability, warranties or otherwise relating directly to USTMAN.

     Section 4.27 Disclosure. All schedules to this Agreement are complete and accurate in all material respects or will be on the Closing Date. No representation or warranty by Seller in this Agreement or in any schedule or exhibit to this Agreement, or in any statement or certificate or other document furnished to Buyer by Seller or any representative of Seller, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. The information concerning Seller in Seller's filings, reports and submissions under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading.

     Section 4.28 Employee Benefits.

          (a) For purposes of Section 4.28, all references to Seller shall be deemed to refer to Seller, USTMAN and any trade or business, whether or not incorporated, that together with Seller or USTMAN would be deemed or treated as a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 414.

          The term "Seller  Plan" shall mean any stock  purchase,  stock option, pension, profit-sharing, retirement, bonus, deferred compensation, incentive compensation, commission, severance or termination pay, hospitalization, medical, dental, disability, life or other insurance, or supplemental unemployment benefits plan or agreement or policy or contract or other arrangement that is or ever has been maintained or contributed to by Seller for the purpose of providing employment-related compensation or benefits to any current or former officer, consultant, director, annuitant, employee, retiree or independent contractor of Seller or members of their respective families (other than directors' and officers' liability policies), whether or not insured, including without limitation "employee benefit plans" as defined in ERISA and the rules and regulations thereunder.

          The term "USTMAN Plan" shall mean any Seller Plan that formerly provided, provides or is intended to provide compensation or benefits to any person or member of a person's family as a consequence of that person's current or former relationship to USTMAN.

          (b) As of the Closing Date, no Seller Plan is or has been (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of
     Section  412 of the  Code,  (iii) a  "multi-employer  plan" as  defined  in
     Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA, or or (v) a voluntary employees' beneficiary association within the mean-ing of Code Section 501(c)(9).

          (c) Seller has no commitment or obligation to establish or adopt any new or additional plans or other arrangements that would constitute an USTMAN Plan if adopted, or to increase materially the benefits under any existing USTMAN Plan. Schedule 4.28 sets forth true and correct copies of the following:

               (i) each written USTMAN Plan and all amendments thereto as of the date hereof;

               (ii) a complete written description of each other USTMAN Plan;

               (iii) all current summary plan descriptions provided to employees regarding the USTMAN Plans;

               (iv) each trust agreement and annuity contract (or any other funding instruments), and each insurance contract, pertaining to any of the USTMAN Plans, including all amendments to such documents to the date hereof;

               (v) the most recent IRS Form 5500 for any USTMAN Plan and schedules thereto; and

               (vi) the most recent determination letter issued by the IRS with respect to any USTMAN Plan qualified under Section 401(a) of the Code.

          (d) Each USTMAN Plan is in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. No person has engaged in any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could subject USTMAN to a liability.

          (e) All contributions and premiums required of USTMAN (or of Seller on behalf of USTMAN) by any legal requirement or by the terms of any Seller Plan or any contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) or accrued. All obligations of USTMAN (and of Seller on behalf of USTMAN) with respect to each Seller Plan have been paid or performed.

          (f) Except as provided in Schedule 4.28, no Seller Plan nor USTMAN Plan provides for medical, life insurance or health benefits or death benefits after an employee's termination of employment (including retirement) except for continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

          (g) USTMAN has no obligation to make any payments that would be "excess parachute payments" under Section 280G of the Code. Except as set forth on Schedule 4.24, consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of USTMAN to severance pay, employment compensation or any other payment, benefit or award (whether under an USTMAN Plan or otherwise) or (B) accelerate the time of payment or vesting, or increase the amount of any benefit, award (including stock options, restricted stock and similar awards) or compensation due any such employee or former employee.

          (h) There are no pending, threatened or anticipated claims or proceedings against any USTMAN Plan, the assets of any USTMAN Plan or USTMAN, or the plan administrator or fiduciary of any USTMAN Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances that could form the basis for any such claim or proceeding.

     Section 4.29 Environmental Matters.

          (a) The operations of USTMAN have been and, as of the Closing Date, will be, in compliance with all Environmental Laws in all material respects;

          (b) USTMAN has obtained and will, as of the Closing Date, maintain all Permits and has made and will, as of the Closing Date, make all material filings, reports and notices required under applicable Environmental Law in connection with the operations of their respective businesses;

          (c) As of the date hereof, USTMAN is not subject to any outstanding written orders, contracts or agreements with any governmental entity or other person respecting (i) Environmental Law, (ii) Remedial Action, (iii) any Release or threatened Release of Hazardous Material or (iv) an assumption of responsibility for environmental claims of another entity;

          (d) USTMAN has not received any written communication alleging, with respect to any such party, a material violation of or material liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to CERCLA or any other Environmental Law;

          (e) USTMAN has no material contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third-party exposure to Hazardous Materials;

          (f) The operations of USTMAN involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. parts 260-270 or any state equivalent, are in compliance with applicable Environmental Laws in all material respects; and

          (g) Except as described on Schedule 4.29, there is not now, nor, to the best knowledge of Seller as of the date hereof, or has there ever been, on or in any property owned, operated, leased or under option by, USTMAN or for which USTMAN has assumed responsibility for material environmental claims, any of the following: (i) any underground storage tanks or surface impoundments, (ii) any on-site disposal of solid waste or Hazardous Materials, (iii) any asbestos-containing materials or (iv) any polychlorinated biphenyls.

     Section 4.30 Knowledge of Seller. Notwithstanding (but without limiting) the other representations and warranties of Seller set forth in this Agreement, except for the liabilities of USTMAN to Seth Hunt, Seller has no actual knowledge of any error, inaccuracy, breach or misrepresentation of any representation or warranty relating to USTMAN contained in the October Agreement.

     Section 4.31 Conduct of the Business. Since December 31, 1996, USTMAN has complied with the provisions set forth below:

          (a) USTMAN has operated its Business in the ordinary course;

          (b) Except as set forth in Schedule 4.31, neither Seller nor USTMAN has (i) granted or agreed to grant any bonuses to any employee, officer, director, representative or agent of USTMAN, (ii) granted any general increase in the rates of salaries or compensation of employees, officers, directors, representatives or agents of USTMAN or any material specific increase to any employee, officer, director, representative or agent of USTMAN, (iii) provided for any new pension, retirement or other employment benefits to any employee, officer, director, representative or agent of any of USTMAN or any increase in any existing benefits, (iv) terminated or amended in any material respect or provide for any material increase in benefits under any Seller Plan or (v) executed any employment agreement, severance arrangement, consulting arrangement, sales agency agreement, representation agreement or distribution agreement with any employee, officer, director, representative or agent of USTMAN;

          (c) USTMAN has not amended its certificate of incorporation or by-laws and neither Seller nor USTMAN has entered into any merger or consolidation agreement involving USTMAN or its assets;

          (d) Neither Seller nor USTMAN has authorized for issuance, issued, sold, delivered or agreed or commited to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents of USTMAN or amended any of the terms of any such securities or agreements;

          (e) USTMAN has not sold, assigned or disposed of any of its material assets or properties, tangible or intangible, or incured or assumed any liabilities or entered into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices;

          (f) Seller has used its best efforts to (i) maintain and preserve the Business, (ii) retain USTMAN's employees and (iii) maintain USTMAN's relationships with customers, suppliers and others;

          (g) USTMAN has not assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or made any loans, advances or capital contributions to or investments in any other person, with the exception of certain purchase orders and related cash deposits with Caldwell Systems; and

          (h) Seller and USTMAN have not implemented or adopted (i) any change in its accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in its tax methods or principles or the application thereof (including depreciation lives).


                                    ARTICLE V
                     Representations and Warranties of Buyer

     Buyer represents and warrants to Seller the following:

     Section 5.1 Corporate Status and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power and authority under its articles certificate of incorporation and by-laws to conduct its business as the same exists on the date hereof and on the Closing Date.

     Section 5.2 Authorization. Buyer has full corporate power and authority under its articles of incorporation and by-laws, and all necessary corporate action has been taken to authorize it, to execute and deliver this Agreement, the Purchase Note and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

     Section 5.3 Non-Contravention. Neither the execution and delivery of this Agreement and the schedules and exhibits hereto, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of or require notice or consent under any Applicable Law, the charter or by-laws of Buyer or any provision of any agreement or instrument to which Buyer is a party or result in the creation of any Lien upon the capital stock, property or assets of Buyer, such that there would be a material adverse effect on any benefit to Seller hereunder. Except as set forth in Schedule 5.3, no consent, approval, exemption, authorization or other action of, or notice to or filing with, any third party, court or administrative or other governmental or regulatory body is required by Buyer to execute, deliver or perform this

Agreement and to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof.

     Section 5.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Buyer in connection with this Agreement.

     Section 5.5 Broker Involvement. Buyer has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 5.6 Litigation. There is no investigation, claim or proceeding or litigation of any type pending or threatened involving Buyer and Buyer is unaware of any judgment, order, writ, injunction or decree of any court, government or governmental agency or arbitral tribunal against or involving Buyer, that would have a material adverse effect on any benefit to Seller hereunder.

     Section 5.7 Investment Intention. The Shares are being purchased by Buyer for investment purposes, and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

     Section 5.8 Disclosure of Information. Buyer agrees and acknowledges that it and its employees, officers and agents have been permitted full and complete access to the books and records, plants, facilities, equipment, tax returns, contracts, inventories and other assets and information of USTMAN which it and its employees, officers and agents have desired to review. Buyer further acknowledges that it has conducted such investigation of USTMAN, its assets, liabilities, operations and financial conditions, as it has deemed necessary and advisable for purposes of determining to enter into this Agreement. Except to the extent of the express representations, warranties and agreements contained in this Agreement, Buyer is purchasing the Shares in reliance upon its own investigation of USTMAN. Buyer agrees and acknowledges that it is experienced in the statistical inventory reconciliation business and has the knowledge and ability to conduct a full investigation of USTMAN and to evaluate USTMAN's business, operations, financial conditions, assets and liabilities. Buyer expressly represents and warrants that it has not relied on any projections or representations (oral or written) except as set out herein, which Buyer has obtained from Seller or USTMAN and/or any of their respective directors, officers, employees or agents.

     Section 5.9 Financial Condition. At Closing, Buyer's financial condition will be adequate to bear the economic risks of this acquisition. Except as set forth on Schedule 5.9, at Closing Buyer will be in compliance with all financial and other covenants related to all of its outstanding credit agreements including the facilities being utilized to consummate this transaction and will not be in default on any credit agreement or facility.

     Section 5.10 Restricted Securities. Buyer understands that the Shares are characterized as "restricted securities" under the United States federal securities laws and that under such laws and applicable rules and regulations promulgated thereunder the Shares may be resold without registration under the Securities Act of 1933, as amended (the "Act") only in certain circumstances.

Buyer understands that the certificates evidencing the Shares may contain a legend restricting transfer as provided under the Act and applicable rules and regulations promulgated thereunder.


                                   ARTICLE VI
                       Additional Agreements and Covenants

     Section 6.1 Other Offers. From and after the date hereof until Closing, Seller and each of its officers, directors, stockholders, employees, affiliates, representatives or agents shall not, directly or indirectly, (a) solicit, enter into or conduct discussions relating to, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, directly or indirectly, a merger or business combination involving USTMAN or the acquisition of an equity interest in, or a substantial portion of the assets of, USTMAN or (b) unless required by law, regulation or judicial compulsion, disclose any nonpublic information relating to USTMAN or the Business of USTMAN, or afford access to the properties, books or records of USTMAN, to any person.

     Section 6.2 Public Announcements. Prior to Closing, neither party shall make any public announcement, issue any press release, mention the transaction provided for herein to any analyst or any stockholder who is not also an officer or director of either party, or otherwise reveal the existence of this Agreement or the transaction provided for herein without the prior written consent of the other party, unless, on written advice of counsel, management of the releasing entity determines the release is required to comply with applicable federal securities laws. In the event of a required release, the releasing party shall deliver a copy of the written advice of counsel and the proposed release to the other party two business days prior to an intended release.

     Section 6.3 Further Assurances. Seller and Buyer each shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer or Seller, as the case may be, such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer or Seller, as the case may be, on advice of their respective counsel, as shall be necessary to vest in Buyer all of the right, title and interest in and to the Shares free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Buyer in connection with this Agreement. Seller and Buyer each agree that, from time to time, whether before, at or after the Closing Date, it will execute and deliver such further instruments and take such other action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

     Section 6.4 Covenant Against Competition.

          (a) As an essential consideration for the obligations of the parties under this Agreement, Buyer and Seller hereby agree and covenant, subject to Section 6.4(c) below, as follows:

               (i) for a period of five years following the Closing Date, in the United States, Seller and/or its Affiliates shall not develop or license software that provides Statistical Inventory Reconciliation certified pursuant to protocols of the United States Environmental Protection Agency ("Certified SIR"), nor will it enter into joint ventures, affiliations or other agreements with third parties to develop, market or sell Certified SIR; provided, that this provision shall not restrict Seller and/or its Affiliates from (A) developing, marketing or distributing automatic tank gauges, tank level monitors or other equipment based at an underground storage tank site that offers a Certified SIR product as an integral component ("Imbedded SIR"), (B) becoming affiliated or entering into joint ventures with any other person selling and/or distributing products with Imbedded SIR, (C) remotely monitoring products with Imbedded SIR or (D) developing products for inventory purposes not associated with Certified SIR. In the event Seller and/or its Affiliates develops any products pursuant to (A) above, Seller will give Buyer the first right of refusal to license the Certified SIR system to be imbedded in such products and/or for any statistical evaluation services in connection therewith.

               (ii) For a period of five years after the Closing Date, in the United States, Buyer and/or its Affiliates shall not own or operate vehicles for servicing underground storage tank sites ("Site Services"), other than for the limited purpose of installing or marketing in-tank gauges which are manufactured or distributed by Buyer; provided that this provisions shall not restrict Buyer and/or its Affiliates from (A) marketing or distributing any Site Services of any person other than Buyer or an Affiliate of Buyer, (B) becoming affiliated or entering into joint ventures with any other person which owns or operates vehicles for Site Services or (C) operating remote monitoring systems and utilizing any other person's Site Services for responses.

               (b) If either party believes the other party or any Affiliate of the other party has violated the provisions of Section 6.4(a), such party shall have the right to seek relief from any court of competent jurisdiction. The parties acknowledge that money damages alone will not provide adequate compensation in the event of a breach of the covenants of this Section. Therefore, the parties agree that in addition to all remedies available at law, in equity or under this Agreement, the non-breaching party shall be entitled to injunctive relief for the enforcement of this covenant. The parties agree that the covenants in this Section are reasonable with respect to their duration, scope and geographical area. If, at the time of enforcement of this Section, a court should hold that the restrictions herein are unreasonable under the circumstances then existing or otherwise, the parties agree that the maximum duration, scope or geographical area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

               (c) Notwithstanding Section 6.4(a)(ii):

                    (i) For a period of twelve  months  after the Closing  Date,
               Toxguard Systems, Inc. a Nevada corporation and a majority-owned subsidiary of Buyer ("Toxguard"), shall not be prohibited by the terms of this Agreement from conducting its business as conducted at the Closing Date, provided that Toxguard shall not own or operate any vehicles for the provision of Site Services not owned and operated at the Closing Date except as specifically permitted pursuant to Section 6.4(a)(ii).

                    (ii) Seller hereby recognizes and acknowledges that Buyer is considering the acquisition of the business (the "Target Business") of the person set forth on Schedule 6.4 ("Target"), either through the purchase of substantially all of the assets or all of the issued and outstanding stock of Target, and that certain activities in connection with the Target Business would be in violation of Section 6.4(a)(ii) if such activities were conducted by Buyer or an Affiliate of Buyer. Seller hereby consents to the acquisition by Buyer of the Target Business and agrees that the provisions of Section 6.4(a)(ii) shall not restrict Buyer or Target from conducting the Target Business as conducted at the date of the acquisition of the Target Business by Buyer (the "Target Acquisition Date") for a period of 3 years from the Target Acquisition Date; provided that neither Buyer nor Target shall (A) enter into any contracts (not including any renewals or extensions of existing contracts) for the provision of Site Services after the Target Acquisition Date, (B) provide Site Services in any geographical area not served prior to the date of Closing or (C) own or operate any vehicles for the provision of Site Services in addition to the number of vehicles so owned and operated at the date of Closing, in any case whether in connection with the Target Business or otherwise.

     Section 6.5 Governmental Filings. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

     Section 6.6 Access to Information. Prior to Closing, Buyer may make such investigation of the business and properties of USTMAN as Buyer may desire and, upon reasonable notice, Seller and USTMAN shall give to Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of Seller and USTMAN related to USTMAN, and Seller shall furnish to Buyer during that period all copies of documents and information concerning the Business of USTMAN as Buyer may reasonably request, subject to applicable law. Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in confidence. Seller will cooperate with Buyer's transition planning for the acquisition by providing access to key executives of Seller and USTMAN.

     Section 6.7 Use of Name. Prior to or at Closing, Seller shall eliminate, and cease and desist from, any use of any designation indicating an affiliation with USTMAN, and immediately following Closing, Buyer shall cause USTMAN to eliminate, and cease and desist from, any use of any designation indicating an affiliation with Seller.

     Section 6.8 Other Action. Each of the parties shall use its best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all conditions to their respective obligations to consummate the transactions under this Agreement.

     Section 6.9 Employee Benefit Matters. Effective as of the Closing Date, Seller shall amend all USTMAN Plans except stock options plans of Seller to terminate the participation of USTMAN therein, and shall further amend Seller's defined contribution USTMAN Plans except stock option plans of Seller to provide for full vesting of the accounts of all current and former employees of USTMAN participating therein.

     Section 6.10 Cooperation with Financings and Financial Reporting. Seller acknowledges and understands that in the event Buyer conducts certain offerings of its securities or is subject to reporting requirements under the Exchange Act, Buyer may be required to obtain certain information relating to Seller, USTMAN or the Business, including, but not limited to, audited or unaudited financial statements of USTMAN, and disclose such information in registration statements and other documents filed with the Securities and Exchange Commission under the federal securities laws or in disclosure documents given investors in certain securities offerings. Seller agrees to use its best efforts to cooperate fully and promptly, and shall cause its Affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly, with Buyer in connection therewith.

     Section 6.11 Consents. Each party will cooperate with the other and proceed, as promptly as is practicable, to seek to obtain all necessary consents and approvals set forth in Schedule 4.4 or Schedule 5.3, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of this Agreement.

     Section 6.12 Tax Certificate. On or before the Closing Date, Seller will provide to Buyer a certificate ("Tax Certificate") that sets forth the following information as of the date for each particular item of information which is as close to the Closing Date as is reasonably practicable:

          (a) The following information shall be provided in accordance with the reporting of such information on the most recently filed Tax Return for each such Tax:

               (i) The adjusted basis for Tax purposes of the assets of USTMAN, and

               (ii) The amounts of the net operating loss, net capital loss, foreign Tax credit and Tax credit carry forwards, the overall foreign losses and the foreign Taxes paid or accrued in excess of the applicable foreign Tax credit limitations of or allocable to USTMAN;

          (b) All current consents and elections with respect to Taxes of or with respect to USTMAN that have been filed with any taxing authority;

          (c) All taxable periods for which the income and franchise Tax Returns of or with respect to USTMAN are open; and

          (d) All Tax partnerships in which USTMAN is a member.

     Section 6.13 Certain Tax Elections. Buyer and Seller shall make a timely and effective joint election (the "Section 338(h)(10) Election") under Section 338(h)(10) of the Code for USTMAN with respect to the purchase of the Shares. Moreover, Buyer shall prepare completed Forms 8023-A for USTMAN providing for the Section 338(h)(10) Elections. If Buyer and Seller disagree as to any information (including but not limited to the valuation of any asset) required to be provided on any Form 8023-A (including any schedule attached thereto), the specific matters in dispute shall be submitted to the Auditors, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. The parties agree to represent such information on Form 8023-A consistent with such Auditors' opinion. The fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Buyer. At the Closing Date or as soon as practicable thereafter, Seller and Buyer will jointly execute such Forms 8023-A, and thereafter Buyer, on behalf of Buyer and Seller, will timely file such Forms 8023-A with the relevant taxing authority and will provide proof of such filing to Seller.

     Section 6.14 Liability for Taxes.

          (a) Seller shall be liable for, and shall defend, indemnify and hold Buyer harmless against, (i) any Taxes incurred by USTMAN for any taxable period ending on or before the Closing Date, (ii) any income Taxes caused by, or arising from, the Section 338(h)(10) Election, (iii) any transfer or sales Taxes arising from the transactions contemplated in this Agreement, other than transfer or sales Taxes that are imposed because of the Section 338(h)(10) Election if such Taxes are in excess of the transfer or sales Taxes that would have been imposed if the Section 338(h)(10) Election had not been made, (iv) any Taxes imposed with respect to any payment from Seller under this sentence and (v) any Taxes for a Consolidated Group with Seller of which USTMAN is determined to be a part. Any Tax refunds received by Buyer relating to the Tax liability of USTMAN for a period ending on or before the Closing Date shall be the property of Seller other than Tax refunds generated because of a Buyer tax attribute. Seller will ensure that with respect to any Tax partnership listed on the Tax Certificate, the appropriate party has made or will make a valid election under Section 754 of the Code with respect to each such Tax partnership in the time and in the manner provided in Regulation ss. 1.754-1(b) such that each such election is in effect for the taxable year of each such Tax partnership that includes the Closing Date.

          (b) Seller shall prepare, or cause USTMAN to prepare, and submit to Buyer all Tax Returns of USTMAN (and any Tax partnerships in which (i) USTMAN owns an interest and (ii) Seller or USTMAN has responsibility for preparing and filing partnership Tax Returns) for Taxes for any taxable period ending on or before the Closing Date and for which the due date of any such Tax Return is subsequent to the Closing Date. Any such Tax Return shall be prepared on a basis consistent with Tax Returns prepared with respect to USTMAN for prior taxable periods, unless otherwise required by law, and shall be submitted to Buyer not later than (i) in the case of any United States federal income Tax Return, 60 days before the due date of such Tax Return, and (ii) in the case of any other Tax Return, 30 days before the due date of such Tax Return. Seller is responsible for filing any such Tax Return and for preparing and filing any other Tax Return of USTMAN for Taxes for any taxable period ending on or before the Closing Date.

          (c) Buyer and its Affiliates, including USTMAN, are responsible for preparing and filing with the appropriate taxing authorities all Tax Returns which relate to the Taxes of USTMAN other than those described in
     Section 6.14(c), except that Tax Returns which relate to a Post-Closing Period shall be completed by Buyer. Seller shall cooperate with Buyer and shall make available all necessary records and timely take all action necessary to allow Buyer to file, or prepare and file, as the case may be, the Tax Returns described in this paragraph (including, without limitation, providing or causing to be provided to Buyer any powers of attorney which Buyer shall request for purposes of filing any such Tax Returns). Such Tax Returns shall be prepared on a basis consistent with those prepared with respect to USTMAN for taxable periods ending on or before the Closing Date, unless otherwise required by law.

     Section 6.15 Cooperation and Exchange of Information. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, amended Tax Return or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective Affiliates. USTMAN and each party will preserve and retain all Tax Returns, schedules, work papers and other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to representatives of Seller upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records as they shall deem necessary. Any information obtained pursuant to this Section
6.15 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

     Section 6.16 Conflict. In the event of a conflict between the provisions of Sections 6.12, 6.13, 6.14 or 6.15 and any other provision of this Agreement, the provisions of this Article VI shall control.

     Section 6.17 Insurance. Buyer agrees to procure and maintain for three years after the Closing Date commercial general liability insurance and environmental liability insurance covering contractors' legal liability and professional errors and omissions liability with no pollution exclusion with policy terms, conditions, exclusions, limits and deductibles not materially less favorable than such insurance maintained by Seller, as described in Schedule 4.20, and shall name Seller as an additional insured.

                                   ARTICLE VII
                     Extent and Survival of Representations,
              Warranties, Covenants and Agreements; Indemnification

     Section 7.1 Indemnification of Buyer.

          (a) Subject to and to the extent provided in Section 7.1(b), Seller agrees to defend, indemnify and hold harmless Buyer (including its officers, directors, employees and agents and Affiliates) from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Claim") incurred by Buyer, any Affiliate of Buyer, Seller or USTMAN, net of the amount of insurance coverage required pursuant to Section 6.18 (regardless of whether Buyer maintains such Insurance), as a result of (i) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement or in any certificate or other instrument delivered by or on behalf of Seller in connection with this Agreement (including the Schedules hereto), (ii) any violation or breach by Seller of or default by Seller under the terms of this Agreement, (iii) any act or omission occurring, or condition or circumstances existing, prior to the Closing, or any condition or circumstances caused by any act or omission occurring prior to the Closing, by Seller or USTMAN or otherwise with respect to Seller or USTMAN, (iv) the past or present presence, release, remediation or clean-up of, or exposure to, Hazardous Material relating to or located on, within or under any assets owned, leased or used by Seller or USTMAN, or (v) any product liability, strict liability or other claims concerning (A) products sold or services provided by Seller or USTMAN prior to the Closing or (B) inventory owned by Seller or USTMAN at the Closing.

          (b) The maximum amount of all liability of Seller to Buyer pursuant to
     Section 7.1(a), other than any liability arising from any fraudulent acts of Seller or in respect of Taxes, shall be as follows:

               (i) In the event of any Claim pursuant to Section 7.1(a)(i) where Seller, at the time of Closing, had actual knowledge of, and did not disclose to Buyer, the error, inaccuracy, breach or misrepresentation giving rise to such Claim, Seller's obligation to indemnify Buyer shall be unlimited as to amount.

               (ii) In the event of one or more Claims pursuant to (A) Section 7.1(a)(i) where the error, inaccuracy, breach or misrepresentation giving rise to such Claim or Claims existed at the time of the October Closing (other than a Claim described in Section 7.1(b)(i) above), (B)
          Section 7.1(a)(iii) where the act or omission giving rise to the Claim or Claims occurred, or the condition or circumstances existed, at or prior to the October Closing, (C) Section 7.1(a)(iv) where the presence, release, remediation or clean-up of, or exposure to, Hazardous Material giving rise to the Claim or Claims occurred or existed at or prior to the October Closing or (D) Section 7.1(a)(v) where the liability giving rise to the Claim or Claims relates to products sold or services provided by USTMAN prior to the October

          Closing (any Claims described in (A) - (D) of this Section 7.1(b)(ii) being referred to as "Prior Period Claims"), then Seller shall be obligated to proceed against TEI in accordance with the procedures set forth in Section 7.5 and Seller shall pay to Buyer any and all amounts recovered from TEI in connection with such Prior Period Claim. In the event that the amount of the any Prior Period Claim is determined in accordance with the procedures set forth in the October Agreement to be subject to indemnification by TEI thereunder and the amount thereof is in excess of the indemnification obligations of TEI under the October Agreement, then Seller shall be liable for the amount of such excess up to a maximum aggregate amount, for all Prior Period Claims, of $1,000,000.

               (iii) The maximum amount of liability of Seller to Buyer for any Claim not covered by Section 7.1(b)(i) or (ii), shall be limited to the aggregate amount of $5,750,000.

     Section 7.2 Indemnification of Seller. Buyer agrees to defend, indemnify and hold harmless Seller (including its officers, directors, employees and agents and Affiliates) from and against, any and all Claims incurred by Seller, any Affiliate of Seller, Buyer or USTMAN as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement or in any certificate or other instrument delivered by or on behalf of Buyer in connection with this Agreement (including the Schedules hereto), (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement, (c) any act or omission occurring, or condition or circumstances existing, after the Closing, or any condition or circumstances caused by any act or omission occurring after the Closing, by Buyer or USTMAN or otherwise with respect to Buyer or USTMAN,
(d) the post-Closing presence, release, remediation or clean-up of, or exposure to, Hazardous Material relating to or located on, within or under any assets owned, leased or used by Buyer or USTMAN, or (e) any product liability, strict liability or other claims concerning (i) products sold or services provided by Buyer or USTMAN after the Closing or (ii) inventory owned by Buyer or USTMAN after the Closing. Seller shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section. Buyer's obligation to indemnify Seller pursuant to this Section 7.2 shall be unlimited as to time or amount.

     Section 7.3 Survival.

          (a) The representations, warranties and covenants of Seller in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing until two years after the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Article VII within the Survival Period with respect to such matter. Any claim for indemnification of a Claim of the type set forth in Section 7.1(a)(i)-(iv) of this Agreement made during the Survival Period shall remain in effect for purposes of such indemnification notwithstanding such Claim may not be resolved within the Survival Period.

          (b) Any claim for indemnification of Buyer for a Claim of the type set forth in Section 7.1(a)(v) of this Agreement must be made no later than three years after the Closing Date. Any such Claim shall remain in effect for purposes of such indemnification even if the Claim is not resolved within three years after the Closing Date.

     Section 7.4 Indemnification Procedures. Subject to Section 7.5, all claims for indemnification under this Agreement shall be asserted and resolved as follows:

          (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

          Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and, if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to such Third Party Claim, whether the Indemnifying Party elects to defend the Indemnified Party with respect to such Third Party Claim.

          If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and notifies the
     Indemnified Party that it elects to defend such Third Party Claim, the Indemnified Party shall control negotiations toward resolution of such claim without the necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to both parties, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to elect to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense; provided, however, that if the parties to any suit or proceeding shall include the Indemnifying Party as well as the Indemnified Party and the Indemnified Party shall have been advised by counsel that one or more legal defenses may be available to it that may not be available to the Indemnifying Party, then the Indemnified Party shall be entitled to elect to control such suit or proceeding, but the Indemnifying Party shall be obligated to bear the fees and expenses of counsel of the Indemnified Party, which shall be selected by the Indemnified Party in its complete and sole discretion. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnified Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnifying Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith. If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period or does not elect to defend such Third Party Claim, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in Section 7.6 below.

          If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this
     Article VII and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

          Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Third Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party under this Article VII without the written consent of such other party.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

     Section 7.5 Indemnification Procedures for Prior Period Claims. Any claim by Buyer for indemnification in connection with any Prior Period Claim shall be asserted and resolved as follows:

          (a) Buyer shall deliver to Seller a Claim Notice or Indemnity Notice as set forth in Section 7.4.

          (b) Within 15 days after receipt of such notice, Seller shall notify Buyer of Seller's determination that such claim for indemnification is based on a Prior Period Claim. Unless Buyer objects to Seller's determination within 10 business days after Seller's notice to Buyer, the claim for indemnification shall be deemed to be based on a Prior Period Claim. If Buyer objects to Seller's determination, Seller and Buyer agree to promptly negotiate in good faith to determine whether such claim for indemnification is based on a Prior Period Claim. If the parties have failed to agree within 15 days after the date of Buyer's objection to Seller's determination, such dispute shall be submitted to arbitration in accordance with Section 7.6. The decision of the arbitrator regarding the classification of the claim as a Prior Period Claim shall be binding on the parties.

          (c) Once the parties have determined that a claim for indemnification is based on a Prior Period Claim, Seller shall promptly notify TEI of the Prior Period Claim in accordance with the provisions of Section 7.3 of the October Agreement. Seller covenants and agrees that it shall exercise its rights under the October Agreement as directed by Buyer and at Buyer's expense and shall extend reasonable cooperation in connection therewith. With the exception of the liability of Seller for amounts in excess of the limitations on liability of TEI under the October Agreement as described in
     Section 7.1(b)(ii), Seller shall have no other obligation with respect to any Prior Period Claim. Seller shall have the right, but not the obligation, to engage Seller's own counsel at Seller's own expense to participate in the prosecution of any Prior Period Claims against TEI or to participate in the defense of any Third Party Claim against Buyer based on a Prior Period Claim.

          (d) Following any recovery from TEI pursuant to this Section 7.5, Seller shall be obligated to pay an amount equal to the amount of any funds received from TEI to Buyer promptly after receipt thereof, together with any additional amounts as required by Section 7.1(b)(ii).

     Section 7.6 Arbitration of Disputes. If the Indemnifying Party disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount, if any, owed to Indemnified Party by the Indemnifying Party hereunder. If Indemnifying Party and Indemnified Party fail to agree within 30 days thereafter, the dispute shall be resolved by binding and final arbitration of a single arbitrator mutually agreed to by Buyer and Seller conducted in Houston, Texas in accordance with the rules of commercial arbitration of the American Arbitration Association. The prevailing party in any such arbitration proceeding shall be entitled to attorneys' fees and other out- of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator. After a final arbitration decision with respect to a Claim by Buyer against Seller, Buyer shall have a limited right of set off against the Purchase Note.

     Section 7.7 General. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing without limitation. The indemnification obligations under this Article VII shall apply regardless of whether any Claim results solely or in part from the active, passive or concurrent negligence of the Indemnified Party prior to the Closing Date. The parties agree that this Article VII does not entitle either party to indemnification for either party's act or omission after the Closing Date. All representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.


                                  ARTICLE VIII
                              Conditions to Closing

     Section 8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

          (a) all representations and warranties of Seller contained in this Agreement including all Schedules to this Agreement shall be true and correct in all respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time, except such as will not have a material adverse effect and except such as would not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations under this Agreement;

          (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

          (c) Buyer shall have been furnished with a certificate, dated the Closing Date, executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b) hereof;

          (d) no provision of any Applicable Law shall prohibit, and there shall not be in effect any injunction, restraining order or decree issued by a court of competent jurisdiction or any governmental body that shall prohibit the consummation of this Agreement and there shall be no action or proceeding pending or threatened seeking any such injunction, order or decree;

          (e) Seller shall have received all consents, approvals and Permits to execute this Agreement and to consummate the transactions contemplated hereby; and

          (f) Buyer shall be furnished with an opinion of counsel to Seller and USTMAN, as to the due execution and delivery of this Agreement and the documents delivered by Seller at Closing and substantially as to the matters set forth in Sections 4.1, 4.3, 4.4, 4.7 and 4.8 hereof (qualified appropriately as to knowledge) and such other matters as Buyer may reasonably request.

     Section 8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

          (a) all representations and warranties of Buyer contained in this Agreement, including all Schedules to this Agreement, shall be true and correct in all respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time, except such as will not have a material adverse effect and except such as would not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under this Agreement;

          (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

          (c) Seller shall have been furnished with a certificate, dated the Closing Date, executed by an officer of Buyer certifying to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof; and

          (d) no provision of any Applicable Law shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against, the consummation of this Agreement.

          (e) Seller shall be furnished with an opinion of counsel to Buyer, as to the due execution and delivery of this Agreement and the documents delivered by Buyer at Closing and substantially as to the matters set forth in Sections 5.1, 5.2, 5.3 and 5.6 hereof (qualified appropriately as to knowledge) and such other matters as Seller may reasonably request, including without limitation the authorization, due execution, delivery and enforceability of the Purchase Note and the Subsidiary Guarantees.

                                   ARTICLE IX
                         Actions to be Taken at Closing

     Section 9.1 Actions to be Taken by Seller at the Closing. Seller shall take the following actions at the Closing:

          (a) Seller shall deliver to Buyer copies certified by its Secretary of resolutions duly adopted by the board of directors of Seller authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein;

          (b) Seller shall endorse and deliver to Buyer a stock certificate representing the Shares;

          (c) Seller  shall  deliver the  officer's  certificate  referred to in
     Section 8.1(c);

          (d) Buyer shall have been furnished with a legal opinion as provided in Section 8.1(f) hereof; and

          (e) Seller shall have delivered to Buyer a letter of resignation from each noncontinuing officer and director of USTMAN.

     Section 9.2 Actions to be Taken by Buyer at the Closing. Buyer shall take the following actions at the Closing:

          (a) Buyer shall deliver to Seller a copy certified by its Secretary of resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein;

          (b) Buyer shall make the payment of funds specified for payment at Closing under Section 2.2;

          (c) Buyer shall deliver the Purchase Note and the Subsidiary Guaranty to Seller as set forth in Section 2.3;

          (d) Buyer  shall  deliver  the  officer's  certificate  referred to in
     Section 8.2(c); and

          (e) Seller shall have been furnished with a legal opinion as provided in Section 8.2(e).

                                   ARTICLE X
                               General Provisions

     Section 10.1 Termination.

          (a) This Agreement may be terminated at any time prior to the Closing:

               (i) by mutual written agreement executed by Seller and Buyer; or

               (ii) if the Board of Directors of Seller in the exercise of its fiduciary duties under applicable laws as advised in writing by counsel withdraws or modifies its approval or recommendation of the proposed acquisition of Shares by Buyer on the terms and conditions set forth herein in any manner adverse to Buyer and recommends or approves a Competing Transaction, or resolves to do the foregoing. For purposes of this Agreement, "Competing Transaction" shall mean any merger, consolidation, share exchange, business combination or similar transaction involving USTMAN, or the acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material interest in a substantial portion of the assets of, USTMAN, other than the transactions contemplated by this Agreement.

          (b) Upon termination of this Agreement, neither of the parties nor any other person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination and as stated in Section 10.1(c) hereof, except that the provisions of Sections 10.2, 10.3, 10.9 and 10.11 shall continue to apply.

          (c) In the event Seller terminates this Agreement pursuant to Section 10.1(a)(ii) hereof and enters into a Competing Transaction, Seller shall reimburse Buyer for its reasonable costs related to Buyer's proposed acquisition of the Shares, not to exceed $250,000.

     Section 10.2 Confidentiality; Publicity; Books and Records.

          (a) Neither party nor any Affiliate thereof will, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the other party or their business or operations, and neither Seller nor any Affiliate thereof will directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning USTMAN or its business or operations, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that a party or its Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, that party shall, and shall cause such Affiliate to, provide the other party with prompt notice of such requirement so that the other party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the disclosing party shall, and shall cause such Affiliate to, furnish only that portion of the information that the disclosing party or such Affiliate, as the case may be, is advised by its counsel is legally required and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by the other party which was not permitted by this Agreement, by that certain Confidentiality Agreement between the parties dated as of November 19, 1996. Subject to applicable securities law or stock exchange requirements, the parties hereto will promptly advise, and obtain the approval of, the other parties before issuing any press release with respect to this Agreement or the transactions contemplated hereby.

          (b) If the parties fail to close the acquisition of Shares contemplated in this Agreement, each party shall, and shall cause its officers, directors, employees, representatives and agents (the "Representatives") to return all copies of the other party's confidential non- public information in its possession or in the possession of its Representatives, and destroy all copies of any analyses, compilations, studies or other documents prepared by that party or its Representatives or for its use containing or reflecting any such information.

          For purposes of this Agreement, non-public information of a confidential nature shall not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by a party, its Affiliate or its Representatives), (ii) was available to a party on a nonconfidential basis from a source other than the other party, its Affiliate or Representatives, provided that such source is not and was not directly or indirectly bound by a confidentiality agreement with the nondisclosing party, its Affiliate or Representatives with respect to that information or (iii) has been independently acquired or developed by the other party, its Affiliate or Representatives, without violating any obligations under this agreement, that certain Confidentiality Agreement between the parties dated as of November 19, 1996.

          (c) For a period of five years after the Closing Date, Buyer will preserve and retain the books and records of USTMAN and make such books and records available at the then current administrative headquarters of Buyer to Seller and its officers, employees and agents, upon reasonable notice and at reasonable times, at Seller's cost and expense, it being understood that Seller shall be entitled to make copies of any such books and records as shall be reasonably necessary.

     Section 10.3 Expenses. Buyer and Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

     Section 10.4 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties and supersedes any prior oral or written agreements with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

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



     Section 10.5 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

     Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered (b) if mailed, on the third day after mailing, by United States mail, first class, postage prepaid, by certified mail, return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) delivered by overnight courier or facsimile:

                         (i)        if to Buyer, to:
                                    Watson General Corporation
                                    32-B Mauchly
                                    Irvine, California  92718
                                    Facsimile: 714-753-7986
                                    Attention: President

                         (ii)       if to Seller, to:
                                    NDE Environmental Corporation
                                    8900 Shoal Creek Blvd., Bldg. 200
                                    Austin, Texas 78758
                                    P.O. Box 140795
                                    Austin, Texas 78714
                                    Facsimile: 512-459-1459
                                    Attention: President

     Section 10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder.

     Section 10.8 Performance.  Seller agrees to cause USTMAN to perform all its
obligations   and  agreements   under  this  Agreement  and  hereby   guarantees
performance by USTMAN of all such obligations and agreements.

     Section 10.9 Choice of Law; Section Headings; Table of Contents. This Agreement shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof). The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.


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


     Section 10.11 Jurisdiction and Venue. Seller and Buyer hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court in Harris County, Texas and agree that service of process may be accomplished pursuant to
Section 10.6 above.

     Section 10.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

     Section 10.13 Assignment. This Agreement and each party's rights hereunder may not be assigned without the prior written consent of the other parties; provided that no such consent shall be required by Buyer or Seller to assign all or part of its rights to USTMAN or Affiliate but no such assignment shall relieve the assigning party of any of its obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    WATSON GENERAL CORPORATION



                                    By:      /S/ RONALD G. CRANE
                                        _____________________________________
                                        Ronald G. Crane
                                        President and Chief Executive Officer




                                    NDE ENVIRONMENTAL CORPORATION




                                    By:      /S/ JAY ALLEN CHAFFEE
                                        _____________________________________
                                        Jay Allen Chaffee
                                        Chairman of the Board of Directors








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